Exhibit 99.1

Contact:	Doug Guarino	Director of Corporate Relations	781-647-3900
	Christopher Lindop	Chief Financial Officer

INVERNESS MEDICAL INNOVATIONS ANNOUNCES
FOURTH QUARTER 2004 RESULTS

WALTHAM, MA…February 28, 2005…Inverness Medical Innovations, Inc. (AMEX: IMA), a leading manufacturer and marketer of rapid diagnostic products for the consumer and professional markets, today announced its financial results for the quarter and year ended December 31, 2004.

For the fourth quarter of 2004, Inverness Medical Innovations reported a net loss under accounting principles generally accepted in the United States of America (“GAAP”) of $1.2 million, compared to net income of $1.1 million in the fourth quarter of 2003.  The net loss available to common stockholders was also $1.2 million, or $0.06 per diluted share, in the fourth quarter of 2004 compared to net income available to common stockholders of $645,000, or $0.03 per diluted share, for the fourth quarter of 2003.

In the fourth quarter of 2004, the Company recorded net revenues of $100.0 million compared to net revenues of $93.5 million in the fourth quarter of 2003.  Excluding the favorable impact of currency translation, revenues grew by approximately $3.9 million or 4% over the fourth quarter of 2003.

For the year ended December 31, 2004, the Company reported a net loss under GAAP of $14.2 million, compared to net income of $9.6 million for the year ended December 31, 2003.  The net loss available to common stockholders was $15.0 million, or $0.75 per diluted share, for the year ended December 31, 2004 compared to net income available to common stockholders of $8.6 million, or $0.49 per diluted share, for the year ended December 31, 2003.  Excluding non-recurring and certain other charges and income, as well as non-cash discounts and redemption interest related to redeemable convertible preferred stock (discussed in footnote (b) of the reconciliation) which reduced earnings available to common stockholders under GAAP, the Company reported a loss of $8.9 million, or $0.45 per diluted share, for the year ended December 31, 2004, compared to income of $5.8 million, or $0.33 per diluted share, for the year ended December 31, 2003.

Net revenues for the year ended December 31, 2004 were $376.9 million compared to net revenues of $296.7 million for the year ended December 31, 2003.  The majority of the revenue increase was due to the revenues contributed by the business acquired from Abbott Laboratories, increased sales of the Company’s rapid diagnostic tests for the point of care market, increased sales of the Company’s

Clearblue digital pregnancy test, shipments of Pfizer’s digital and visual e.p.t brand pregnancy tests, and the effects of foreign currencies.

A detailed reconciliation of the Company’s income or loss excluding non-recurring items and certain other charges and income, which is a non-GAAP financial measure, to net income or loss under GAAP is included in the schedules to this press release.

The Company will host a conference call beginning at 9:00 a.m. (Eastern Time) today, February 28, 2005, to discuss these results and answer questions concerning business and financial developments and trends.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.  The conference call can be accessed by dialing 973-935-2401 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invernessmedical.com.   It is also available via link at http://orion.calleci.com/servlet/estreamgetevent?id=4955&folder=webstream using Real Player or via link at http://orion.calleci.com/servlet/estreamgetevent?id=4957&folder=webstream using Windows Media..  A telephone replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 5735384.  That replay will be available until 12:00 midnight (Eastern Time) on March 2, 2005.  An on demand webcast of the call will be available at the Inverness website (http://www.invernessmedical.com/news.cfm) two hours after the end of the call and will be accessible for 12 months.  Additionally, reconciliations to non-GAAP financial measures not included in this press release that may be discussed during the call will also be available at the same website beginning shortly before the conference call and will continue to be available on this website for 12 months.

For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease.  The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by its strong intellectual property portfolio.  The Company is headquartered in Waltham, Massachusetts.

Source: Inverness Medical Innovations

Inverness Medical Innovations, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in $000s, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2004		2003	2004		2003
			(restated)	(restated)		(restated)

Net revenues	$99,977		$93,500	$376,910		$296,712
Cost of sales	60,862		54,954	227,548		168,171
Gross profit	39,115		38,546	149,362		128,541

Operating expenses:
Research and development	8,689		7,225	31,954		24,280
Selling, general and administrative	29,318		26,994	110,664		87,956
Stock-based compensation	—		381	—		447
Total operating expenses	38,007		34,600	142,618		112,683
Operating income	1,108		3,946	6,744		15,858
Interest and other income (expense), net	(3,205)		(2,934)	(18,707)		(3,270)
Income tax (benefit) provision	(849)		(134)	2,275		3,028
Net (loss) income	$(1,248)		$1,146	$(14,238)		$9,560

Non-cash amortization of discounts and dividends on preferred stock	—		(501)	(749)		(958)
Net (loss) income available to common stockholders - basic	$(1,248)		$645	$(14,987)		$8,602
Net (loss) income available to common stockholders - diluted	$(1,248)		$645	$(14,987)		$8,602

Net (loss) income per common share:
Basic	$(0.06)		$0.03	$(0.75)		$0.55
Diluted	$(0.06	)(a)	$0.03 (b)	$(0.75	)(a)	$0.49	(c)

Weighted average shares - basic	20,437		18,652	19,969		15,711
Weighted average shares - diluted	20,437	(a)	20,594 (b)	19,969	(a)	17,490	(c)

(a) For the three months and year ended December 31, 2004, potential diluted shares were not used in the calculation of diluted loss per share because inclusion thereof would be antidilutive.

(b)  For the three months ended December 31, 2003, 344,000 shares issuable under convertible debt and 594,000 weighted average shares issuable under preferred stock were not included in the calculation of diluted income per share because the inclusion thereof, together with the add back of interest and dividends, would be antidilutive.

(c)  For the year ended December 31, 2003, 344,000 shares issuable under convertible debt and 633,000 weighted average shares issuable under preferred stock were not included in the calculation of diluted income per share because the inclusion thereof, together with the add back of interest and dividends, would be antidilutive.

Inverness Medical Innovations, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in $000s)

	December 31,
	2004	2003
		(restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,756	$24,622
Accounts receivable, net	61,347	55,418
Inventories	60,143	47,423
Prepaid expenses and other current assets	12,420	11,777
Total current assets	150,666	139,240

PROPERTY, PLANT AND EQUIPMENT, NET	66,780	57,773
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	339,704	334,073
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET	10,028	8,913
Total assets	$567,178	$539,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$555	$14,512
Other current liabilities	84,231	79,128
Total current liabilities	84,786	93,640

LONG-TERM LIABILITIES:
Notes payable, net of current portion	190,669	161,669
Other long-term liabilities	18,850	12,425
Total long-term liabilities	209,519	174,094

REDEEMABLE CONVERTIBLE PREFERRED STOCK	—	6,185
TOTAL STOCKHOLDERS’ EQUITY	272,873	266,080
Total liabilities and stockholders’ equity	$567,178	$539,999

Inverness Medical Innovations, Inc. and Subsidiaries

Reconciliation of net (loss) income to (loss) income excluding non-recurring and certain other charges and income (a)

(in $000s, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
		(restated)	(restated)	(restated)

Net (loss) income under generally accepted accounting principles	$(1,248)	$1,146	$(14,238)	$9,560

Non-recurring and certain other charges and income, net of tax effect:

Non-recurring income from settlement with Unilever				(3,803)
Write-off of financing costs and prepayment fees incurred in connection with early extinguishment of debt			3,788
Restructuring costs			1,552

Total non-recurring and certain other charges and income, net of tax effect	—	—	5,340	(3,803)

(Loss) income excluding non-recurring and certain other charges and income	$(1,248)	$1,146	$(8,898)	$5,757

Weighted average common shares - diluted	20,437	20,594	19,969	17,490

Diluted net (loss) income per common share, excluding non-recurring and certain other charges and income (b)	$(0.06)	$0.06	$(0.45)	$0.33

(a) When internally evaluating the Company’s business, management generally excludes from income or loss non-recurring and certain other charges and income that have a significant positive or negative impact on results yet do not occur on a consistent or regular basis in its business.  In determining whether a particular item meets these criteria, management considers all of the facts and circumstances relating to its incurrence.  Management believes that excluding such charges and income from income or loss allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner.  It should be noted that income or loss excluding such charges and income is not a standard financial measurement under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net income or loss or cash flow from operating activities, as a measure of liquidity or as an indicator of operating performance or any measure of performance derived in accordance with GAAP.

(b) In addition to the non-recurring and other charges or income listed above, the diluted net (loss) income per common share, as shown above, excludes amortization of non-cash discounts and redemption interest on preferred stock which are included in net (loss) income per common share calculated in accordance with GAAP.  There were no charges for non-cash discounts and redemption interest on preferred stock during the three months ended December 31, 2004.  The charges for non-cash discounts and redemption interest on preferred stock that are excluded above total $749,000, or $0.04 per dilutive common share, for the year ended December 31, 2004 and $501,000 and $958,000, or $0.02 and $0.05 per dilutive common share, for the three months and year ended December 31, 2003, respectively.  Because all issued preferred stock have been converted into common stock on January 14, 2004, such shares have been included in basic and diluted weighted average share calculations subsequent to that date.  There will be no amortization of non-cash discounts and redemption interest in future periods, that would reduce net income or increase net loss available to common stockholders.